SUPPLEMENT No. 2 DATED September 10, 2010 (To Prospectus dated June 2, 2010)	Rule 424(b)(3) Registration No. 333- 166814

INNOVATIVE CARD TECHNOLOGIES, INC.

8,664,867
Common Shares
This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated June 2, 2010 (“Prospectus”), of Innovative Card Technologies, Inc. (”Company) as well as all prior supplements thereto. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto. The Prospectus relates to the resale of up to 8,664,867 shares of our common stock by the selling shareholders identified therein.

The information attached to this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 6 of the prospectus dated June 2, 2010, for risk factors and information you should consider before you purchase shares.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

NOTICE OF PAYMENT OF INTEREST IN KIND

On September 1, 2010, we notified the holders of our Amended and Exchanged 8% Senior Secured Convertible Debenture due January 8, 2011 (“Debenture”) of our intent to pay the October 1, 2010 interest payment, and all future payments, in shares of common stock.   As a result of the election, on September 1 2010, we issued 433,688 common shares as an initial payment towards our October 1, 2010 interest payment of $108,433.

The date of this prospectus supplement is September 10, 2010.